Exhibit 99.1

Hirsch International Corp. Receives Nasdaq Notification Letter

HAUPPAUGE, NY – September 17, 2009, Hirsch International Corp. (“Hirsch”) (NASDAQ: HRSH, http://www.hirschinternational.com) announced today that on September 16, 2009 it received a letter from the Nasdaq Stock Market notifying it of its failure to maintain a minimum closing bid price of $1.00 per share for its shares of Class A Common Stock for the prior 30 consecutive business days as required by Nasdaq Stock Market Listing Rule 5550(a)(2) (the “Bid Price Rule”). The letter provides that Hirsch has until March 15, 2010 to regain compliance with the Bid Price Rule by maintaining a closing bid price of $1.00 per share for a minimum of ten consecutive business days. If Hirsch does not regain compliance with the Bid Price Rule by March 15, 2010, the Nasdaq Stock Market will determine whether Hirsch meets the Nasdaq Capital Market initial listing criteria except for the Bid Price Rule. If it meets the initial listing criteria, the Nasdaq Stock Market will notify Hirsch that it has been granted an additional 180 calendar day compliance period. If Hirsch is not eligible for an additional compliance period, the Nasdaq Stock Market will provide Hirsch with written notification that its shares of Class A Common Stock will be delisted. At that time, Hirsch may appeal the determination to delist its shares of Class A Common Stock to a Nasdaq Hearings Panel.

About Hirsch International Corp.

Hirsch is a leading provider of equipment and education and support services to the graphic and decorated apparel industry. Hirsch exclusively represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software and now Kornit and Mimaki digital garment printers. Hirsch’s customer groups include a wide range of contract manufacturers that outsource their embellishment requirements; manufacturers who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel and fashion accessories; promotional products, uniform, and sportswear companies; retail stores; and graphic and decorated apparel entrepreneurs servicing the athletic apparel, corporate logo-wear, and advertising specialties markets. Hirsch was founded in 1968 and is headquartered in Hauppauge, N.Y.

On July 2, 2009, Hirsch entered into an Agreement and Plan of Merger, among Hirsch, Hirsch Holdings, Inc. ("Parent"), and HIC Acquisition Company, a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which, subject to the terms and conditions contained in such agreement, Merger Sub will be merged with and into Hirsch (the "Merger"), with Hirsch as the surviving corporation and a wholly-owned subsidiary of Parent. Parent is wholly owned by Paul Gallagher, Hirsch's Chief Executive Officer, President and Chief Operating Officer. Upon the consummation of the Merger, Hirsch's shares of Class A Common Stock will no longer be publicly traded.

Safe Harbor Statement

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions set within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Readers should note that forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including, without limitation, the risks and uncertainties discussed under the caption “Risk Factors” in the Hirsch’s Form 10-K for the year ended December 31, 2008, which may be updated by our subsequent periodic reports, which discussion is incorporated herein by reference. Readers are also urged to read the periodic filings and current reports on Form 8-K of Hirsch.

Contact:

Hirsch International Corp.:

Dan Vasquez

Corporate Controller and Secretary

631-701-2112

Dvasquez@hirschintl.com